Exhibit 10.6

September 6, 2011

Mr. Gene Ochi

UTi Worldwide Inc.

100 Oceangate, Suite 1000

Long Beach, CA 90802

Dear Gene:

The purpose of this letter agreement is to clarify our mutual understanding regarding the vesting of certain equity-based compensation held by you in connection with the termination of your employment under the amended and restated employment agreement between you and UTi, Services, Inc. dated March 25, 2010 (the “Employment Agreement”) under the conditions set forth below. Because of your more than 20 years of extraordinary service to UTi Worldwide Inc. (together with its affiliates, the “Company”), the Company would like to be able to retain your services as a consultant subsequent to the termination of your employment under the Employment Agreement (the “Termination Date”) and provide you an opportunity for your equity compensation to continue to vest following such date, all as set forth herein. All capitalized terms used but not defined herein have the meanings set forth in the Employment Agreement.

Following the Termination Date, all outstanding but unvested stock options, restricted stock units and other equity-based awards held by you as of the Termination Date (the “Equity Awards”) will continue to vest in accordance with their terms during the term of the Consulting Agreement (as defined below) if all of the following conditions (the “Vesting Conditions”) are, and continue to be, met: (1) the Termination Date occurs after January 31, 2014 (the “Minimum Employment Date”), (2) you fulfill all of your obligations under the Employment Agreement through the Termination Date, (3) you enter into on or before the Termination Date, and fulfill your obligations under, a two-year exclusive consulting agreement with the Company (the “Consulting Agreement”), the exact terms of which shall be mutually determined on or prior to the Termination Date, but shall in any event require compliance by you with standard non-competition and non-solicitation covenants through the full two-year term of the Consulting Agreement, and (4) you continue to abide by all the covenants set forth in the Employment Agreement that are intended to survive the termination of the Employment Agreement, including but not limited to the covenants set forth in Section 8 thereof. The sole consideration for your service under the Consulting Agreement shall be the continued vesting of your Equity Awards during the term of the Consulting Agreement. The period during which you fulfill your obligations under the Consulting Agreement and comply with the other Vesting Conditions shall be deemed to be “Continuous Service” under the terms of your Equity Awards and the plans pursuant to which your Equity Awards were granted. If you cease to comply with any of the Vesting Conditions during the term of the Consulting Agreement, your Equity Awards shall cease to vest as of the date of your first noncompliance.

Notwithstanding anything to the contrary contained herein, the Vesting Conditions shall not be met and your Equity Awards shall not continue to vest after the Termination Date if your employment is terminated at any time by the Company for Cause, including after the Minimum Employment Date.

For the purpose of clarity, except as set forth in the Employment Agreement and this letter agreement, you shall not be entitled to any other special rights or benefits, and this letter does not obligate the Company in any way to maintain a relationship with you through the Minimum Employment Date or any other date. Additionally, this letter shall not extend the term or exercisability of any Equity Awards beyond the dates set forth in the respective award agreements.

Regards,

Eric Kirchner

UNDERSTOOD AND AGREED:

Gene Ochi